As filed with the Securities and Exchange Commission on September 13, 2019 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under THE SECURITIES ACT OF 1933

XENON PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Canada		98-0661854
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
200 – 3650 Gilmore Way Burnaby, British Columbia V5G 4W8 Canada (604) 484-3300
(Address of principal executive offices)

2019 Inducement Equity Incentive Plan
(Full title of the plan)

Simon N. Pimstone Chief Executive Officer Xenon Pharmaceuticals Inc. 200 – 3650 Gilmore Way Burnaby, British Columbia V5G 4W8 Canada (Name and address of agent for service) (604) 484-3300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value per share
Reserved for issuance pursuant to Xenon Pharmaceuticals Inc. 2019 Inducement Equity Incentive Plan	400,000	$9.3475 (2)	$3,739,000	$454
TOTAL:	400,000		$3,739,000	$454
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional common shares of Xenon Pharmaceuticals Inc. (the “Registrant”) that become issuable under the 2019 Inducement Equity Incentive Plan (the “2019 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.3475, the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Global Market on September 11, 2019.

XENON PHARMACEUTICALS INC.
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

This Registration Statement is filed by Xenon Pharmaceuticals Inc. (the “Registrant”) for the purpose of registering 400,000 common shares of the Registrant reserved for issuance under the Xenon Pharmaceuticals Inc. 2019 Inducement Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Commission are hereby incorporated by reference:

(1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 6, 2019, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”);

(2)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
(3)

The description of the Registrant’s common shares contained in the Registration Statement on Form 8-A12B (File No. 001-36687) filed with the Commission on October 10, 2014, pursuant to Section 12(b) of the Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel

The validity of the common shares being registered pursuant to this Registration Statement will be passed upon for the Registrant by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. The partners and associates of Blake, Cassels & Graydon LLP, as a group, own less than 1% of the Registrant’s outstanding securities.

Item 6.Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or any other individuals who act or have acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or the other entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding. The individual shall repay the moneys to the Registrant if indemnification of the individual is ultimately prohibited under the CBCA, as described below.

Indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request;

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful; and
•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Registrant’s by-laws require it to indemnify each of its directors, officers, former directors and officers and persons who act or acted at its request as a director or officer, or in a similar capacity, of a body corporate. The Registrant will indemnify such individual against all costs, charges and expenses, including an amount paid to settle an action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant or such body corporate. The Registrant’s by-laws also require it to, with the approval of a court, indemnify such individual referred to above, in respect of an action by or on behalf of it or such body corporate to procure a judgment in its favor, to which the individual is made a party by reason of being or having been a director or an officer of the Registrant or such body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action. However, the Registrant shall not indemnify such individual if the individual did not act honestly and in good faith with a view to the Registrant’s best interests or, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws authorize it, with the approval of its board of directors, to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at its request as a director or officer of another entity, against any liability incurred by him or her.

The Registrant has entered into indemnification agreements with each of its directors and certain officers. As provided by its by-laws, these agreements, among other things, indemnify each director and officer to the fullest extent permitted by Canadian law, including indemnification of all costs, charges and expenses reasonably incurred by such person in any action or proceeding, including any action or proceeding by or in right of it, arising out of the person’s services as a director or officer; provided that, the Registrant will not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to its best interests and, in the case of a criminal or penal action, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

The Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by the Registrant’s directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Registrant’s board of directors, officers or persons controlling it pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

See also the undertakings set out in response to Item 9 herein.

Item 7.Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description of Document	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Specimen common share certificate of the Registrant.	S-1/A	333-198666	4.1	10/6/2014

4.2+	2019 Inducement Equity Incentive Plan and related form agreement.	8-K	001-36687	10.1	09/10/2019

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

+ Indicates management contract or compensatory plan, contract or arrangement.

Item 9.Undertakings

A.The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: (1) Paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, Canada, on September 13, 2019.

XENON PHARMACEUTICALS INC.

By:	/s/ Simon Pimstone
Simon Pimstone
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Simon Pimstone and Ian Mortimer as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Xenon Pharmaceuticals Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Simon Pimstone	Chief Executive Officer and Director	September 13, 2019
Simon Pimstone	(Principal Executive Officer)

/s/ Ian Mortimer	President and Chief Financial Officer	September 13, 2019
Ian Mortimer	(Principal Financial and Accounting Officer)

/s/ Michael Tarnow	Chair of the Board of Directors	September 13, 2019
Michael Tarnow

/s/ Mohammad Azab	Director	September 13, 2019
Mohammad Azab

/s/ Steven Gannon	Director	September 13, 2019
Steven Gannon

/s/ Michael Hayden	Director	September 13, 2019
Michael Hayden

/s/ Frank Holler	Director	September 13, 2019
Frank Holler

/s/ Gary Patou	Director	September 13, 2019
Gary Patou

/s/ Richard Scheller	Director	September 13, 2019
Richard Scheller

/s/ Dawn Svoronos	Director	September 13, 2019
Dawn Svoronos